Exhibit 4

TRUST UNDER THE UNIONBANCAL CORPORATION

STOCK BONUS PLAN

This AGREEMENT, effective the          day of                     , 2010, by and between UnionBanCal Corporation, a Delaware corporation (the “Company”), and              Trust Company, a trust company incorporated under              (the “Trustee”):

WITNESSETH:

WHEREAS, the Company has adopted the UnionBanCal Corporation Stock Bonus Plan (the “Plan”), pursuant to which the Company will grant equity incentives to certain key employees of the Company and its subsidiaries (“Participants”) in the form of American Depositary Receipts evidencing American Depositary Shares (“Shares”) representing ordinary shares of its indirect Japanese parent company, Mitsubishi UFJ Financial Group, Inc. (“MUFG”);

WHEREAS, the Company has been advised that under applicable Japanese law, the Company is not permitted to own the Shares;

WHEREAS, the Company wishes to establish and fund a trust (hereinafter called the “Trust”) for the purpose of purchasing the Shares for direct transfer to Participants who have been awarded Shares by the Company pursuant to the terms of the Plan and individual restricted share awards or restricted share unit awards (collectively “RSUs”) between the Company and the Participants;

WHEREAS, it is the intention of the parties that this Trust, together with the Plan and the RSUs, shall constitute an unfunded incentive compensation arrangement that does not provide for deferred compensation, and that the Trust shall not affect the status of the Plan and RSUs as unfunded for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1. Establishment of Trust.

(a) The Company hereby has caused to be deposited $             with the Trustee in trust which shall become the initial principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement, including without limitation for the purpose of purchasing Shares to be transferred to Participants.

(b) The Trust hereby established is revocable by the Company only in accordance with Section 12(b) hereof.

(c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, and shall be construed accordingly.

(d) The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes as herein set forth. Participants (or their beneficiaries) who constitute Nominated Participants (as hereinafter defined) (or their beneficiaries) shall have a beneficial ownership interest in assets of the Trust currently payable to them; otherwise, Participants (and their beneficiaries) shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan, including the RSUs, shall be mere unsecured contractual rights of Participants (or their beneficiaries) against the Company. For purposes of this Trust Agreement, a “Nominated Participant” means a Participant listed on a Grant Schedule who holds an RSU which has become vested by its terms, and which entitles the Participant to immediate payment of Shares (or cash or other property in respect thereof) which obligation has not been satisfied by the Company by other means.

(e) The Company, in its sole discretion, may at any time, or from time to time, make or cause to be made additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Participant shall have any right to compel such additional deposits.

SECTION 2. Grants to Participants.

(a) The Company shall, from time to time, deliver to the Trustee a schedule (the “Grant Schedule”) which indicates the number of Shares to be transferred in respect of each Participant, the dates on which such Shares are to be transferred and, if applicable, the vesting schedule applicable thereto. Except as otherwise provided herein, the Trustee shall transfer the Shares to a transfer agent, broker or custodian to hold in a separate account for each Participant in accordance with such Grant Schedule. The number of Shares to be transferred pursuant to the Grant Schedule may reflect a reduction from the gross number of Shares subject to the RSUs to account for applicable withholding taxes. The Company shall make provision for the reporting and withholding of any taxes that may be required to be withheld with respect to the grant, vesting and settlement of RSUs pursuant to the terms of the Plan. If the Grant Schedule provides that the Shares so transferred are subject to vesting restrictions, the Trustee shall direct that the Shares be held in a restricted account pending the vesting of the Shares, and the Trustee shall reacquire any such Shares forfeited by the Participants.

(b) The entitlement of a Participant to grants of Shares under the Plan shall be determined by the Company or such party as it shall designate under the Plan, and any claims with respect to such awards shall be considered and reviewed under the administrative procedures set out in the Plan.

(c) The Company may make other arrangements for the grant of Shares to Participants under the terms of the Plan. The Company shall notify the Trustee of its decision to make grants and deliver the most recent Grant Schedule prior to the time Shares are to be transferred to Participants. The Trustee shall notify the Company if the Trust holds insufficient Shares or the principal and earnings in the Trust are not sufficient for the purchase of the Shares covered by the Grant Schedule.

SECTION 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When The Company is Insolvent.

(a) The Trustee shall cease the grant of Shares to Participants if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) the Company is determined to be insolvent by a state or federal regulatory banking authority exercising jurisdiction over the Company.

(b) At all times during the continuance of this Trust, as provided in Section 1 hereof, the principal and income of the Trust shall be subject to the following requirements:

(1) The Board of Directors and the Chief Executive Officer of the Company (the “CEO”) shall have the duty to inform the Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall provide a copy of such notice to the CEO within two (2) business days, transmitting or delivering such notice in the same manner provided for a notice in Section 13, shall determine whether the Company is Insolvent and, pending such determination, shall discontinue grant of Shares to Participants.

(2) Unless the Trustee has actual knowledge of the Company’s Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

(3) If at any time the CEO notifies the Trustee, or the Trustee has determined, that the Company is Insolvent, the Trustee shall discontinue grants to Participants, shall notify the CEO within two (2) business days of making such determination (if applicable), and shall hold the assets of the Trust for benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Participants to pursue their rights as general creditors of the Company with respect to benefits due under the Plans or otherwise.

(4) The Trustee shall resume the grant of Shares to Participants discontinued in accordance with this Section 3 only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent). The second sentence of Subsection (2) above shall apply to such determination.

SECTION 4. Payments to the Company.

Notwithstanding any provision of this Trust Agreement to the contrary, the Company shall have no right or power to direct the Trustee to, and in no event shall the Trustee, deliver Shares, or cash or other securities or property received in respect of Shares by reason of a dividend or other distribution or a sale or other disposition (“Share Proceeds”), to the Company or any subsidiary thereof or, subject to Section 12(b), any person other than the Nominated Participants, if any.

SECTION 5. Investment Authority.

(a) All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee (who shall not be the Company or any affiliates thereof), subject to the express provisions of this Trust Agreement. Upon the delivery of a Grant Schedule and a cash contribution to the Trustee by the Company pursuant to Section 1, the Trustee shall purchase on the open market on behalf of the Trust, at such time or times as it shall determine in its discretion and in accordance with applicable law, the number of Shares specified in the Grant Schedule. Irrespective of whether the Trust is an affiliate of MUFG, the Trustee shall make all such purchases in accordance with the conditions set forth in Rule 10b-18 under the Securities Exchange Act of 1934. If the Shares acquired by the Trustee are converted into cash or other securities or property by reason of a corporate transaction affecting MUFG or its shareholders, the Trustee shall substitute the proceeds of such conversion for the Shares for purposes of this Trust Agreement. If any Shares acquired by the Trustee (including Shares reacquired pursuant to forfeiture pursuant to Section 2(a), if any) are not subject to immediate delivery to a Participant pursuant to a Grant Schedule, the Trustee shall sell the Shares on the open market, at such time or times as it shall determine in its discretion and in accordance with applicable law. The Trustee shall have responsibility for the short-term investment of any cash balances held in the Trust and shall invest such balances (and the proceeds of investment of such balances) in shares of Goldman Sachs Financial Square Prime Obligations Fund or in such other investments or types of investments as the Trustee may determine. The Trustee shall not exercise any voting rights with respect to Shares or other securities comprising Share Proceeds, and in the event of a tender offer with respect to any such Shares or securities, shall elect to tender the Shares or other securities. The Company may, by notice, direct the Trustee to transfer to the Company any cash or other assets which do not constitute Shares or Share Proceeds (or to liquidate such assets and transfer the proceeds thereof to the Company) at any time or from time to time.

(b) The Trustee shall have no liability or responsibility for acting without question in accordance with the express provisions of the Trust Agreement, or on the direction of the Company to the extent permitted under the Trust Agreement, unless such actions are contrary to the express provisions of the Trust Agreement. The Company will indemnify and hold harmless the Trustee for liability to any party resulting from the Trustee acting without question in accordance with the provisions of the Trust Agreement, or on the direction of the Company to the extent permitted under the Trust Agreement, unless such actions are contrary to the express provisions of the Trust Agreement or are the result of the Trustee’s gross negligence or willful misconduct.

SECTION 6. Disposition of Income.

During the term of the Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

SECTION 7. Accounting by Trustee.

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within one hundred and twenty (120) days following the close of each calendar year and within one hundred and twenty (120) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. The Company shall be deemed to assent to such account unless it gives the Trustee written objection thereto within sixty (60) days after the account is rendered. The Trustee shall not be required to account for any transaction in a Participant’s separate account at the transfer agent, broker or custodian at which such account is held.

SECTION 8. Responsibility of Trustee.

(a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify and hold harmless the Trustee against the Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

(c) The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.

(d) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e) The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein.

(f) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or by applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(g) Unless resulting from the Trustee’s gross negligence, willful misconduct, lack of good faith, or breach of its duties under this Agreement, the Company shall indemnify and save harmless the Trustee from, against, for and in respect of any and all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation, reasonable attorney’s fees incident to any suit, action, investigation, claim or proceedings suffered, sustained, incurred or required to be paid by the Trustee in connection with the Plan or this Agreement. If the Company does not pay such costs, expenses and liabilities for which it is liable hereunder in a reasonably timely manner, the Trustee may obtain payment from the Trust.

(h) The Trustee may hold any or all trust property in its own name, as Trustee, in the name of a nominee or nominees or otherwise without indication of any trust, but in the event the same are held in its own name or in the name of a nominee or nominees, suitable indication is to be made upon the books and records of the Trustee that such property so held is part of the trust property. The Trustee may keep trust property with a transfer agent, broker or dealer, depository or custodian and may keep trust property in book entry form.

(i) The Trustee may vote directly and give discretionary or other proxies for voting securities other than Shares or other securities comprising Share Proceeds.

(j) The Trustee may execute securities transactions through any broker or dealer.

SECTION 9. Compensation and Expenses of Trustee.

The Company shall pay all administrative expenses of the Trust and the Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

SECTION 10. Resignation and Removal of Trustee.

(a) The Trustee may resign at any time by written notice to the Company, which shall be effective sixty (60) days after receipt of such notice unless the Company and Trustee agree otherwise.

(b) The Trustee may be removed by the Company on thirty (30) days notice or upon shorter notice accepted by the Trustee.

(c) Upon resignation or removal of the Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within ninety (90) days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

(d) If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 11. Appointment of Successor.

(a) If the Trustee resigns or is removed in accordance with Section 10(a) or 10(b) hereof, the Company shall appoint an entity that holds appropriate trust powers under federal or state law as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor trustee to evidence the transfer.

(b) The successor trustee need not examine the records and acts of any prior trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor trustee shall not be responsible for and the Company shall indemnify and defend the successor trustee from any claim or liability resulting from any action or inaction of any prior trustee or from any other past event or any condition existing at the time it becomes successor trustee.

SECTION 12. Amendment or Termination.

(a) This Trust Agreement may be amended only by a written instrument executed by the Trustee, the Company and the Nominated Participants, if any, as of the date of such execution.

(b) The Company may terminate the Trust by notice to the Trustee at any time; provided, however, that the Company may not terminate the Trust when there are any Participants who have a right, whether vested or unvested, to receive Shares (or cash or other property in respect thereof) then held in the Trust pursuant to the terms of an outstanding RSU. Upon termination of the Trust, whether as provided hereunder or by operation of law, the Trustee shall dispose of the remaining Shares, if any, on the open market in accordance with applicable law, and remit the proceeds of such sales, together with any other remaining Share Proceeds, to a foundation or other organization established for charitable purposes as shall be designated in a notice by the Company, provided that the Company shall have no right or power to direct the Trustee to, and in no event shall the Trustee, deliver the Shares or the Share Proceeds to the Company or any subsidiary thereof. The Trustee shall dispose of or remit to the Company any other assets not comprising Shares or Share Proceeds in accordance with the directions of the Company.

SECTION 13. Notices.

Any notice, direction, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Company, to:

Senior Executive Vice President and Director of Human Resources

UnionBanCal Corporation

400 California Street, 10th Floor

San Francisco, CA 94104

Facsimile:

With a required copy to:

[                    ]

If to the Trustee, to:

Facsimile:

With a required copy to:

[                    ]

or to such other address or to the attention of such person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

SECTION 14. Miscellaneous.

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Participants under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of California.

(d) Any action required to be taken by the Company shall be by resolution of the Executive Compensation and Benefits Committee of its Board of Directors or by written direction of one or more of the following officers of the Company:

Senior Executive Vice President and Director of Human Resources

Senior Vice President, Executive Compensation

(e) The receipt by a payee with respect to each payment of principal or income of the trust to such payee made in any manner specified in this instrument shall be a full discharge of the Trustee which shall not in any event be responsible for the subsequent application of any such payment. No one dealing with the Trustee shall be obliged to see to the application of money paid or property delivered to the Trustee or upon its order or to inquire into the necessity or propriety of the Trustee’s exercising any of the powers conferred herein upon it, or to determine the existence of any fact upon which Trustee’s power to perform any act hereunder may be conditioned. The Trustee shall not be required to give any bond or surety.

IN WITNESS WHEREOF, this instrument has been executed as of the day and year first above written.

ATTEST:	UNIONBANCAL CORPORATION

By:

Title:

ATTEST:	TRUST COMPANY

By:

Title: Principal

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